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                     [LETTERHEAD OF DELOITTE & TOUCHE, LLP]






March 19, 1997




Securities and Exchange Commission
Washington, D.C.  20549



We have read the statements made by Andover Togs, Inc. in its Current Report on Form 8-K, dated March 7, 1997, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our firm in such Form 8-K.

Deloitte & Touche, LLP

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